Exhibit 10.1

CONSULTING AGREEMENT

IR Agency LLC (the “Consultant” or “IR Agency”) is pleased to provide certain consulting services to Ispecimen (ISPC) (“you,” “Client” or “Company”) as more fully described in this agreement (the “Agreement”). This Agreement sets forth the terms and conditions pursuant to which Company engages Consultant to provide such services.

1.	Consulting Services.

(a)	Commencing on August 12, 2026, Consultant will provide marketing and advertising services (“Advertising” or “Services”) to communicate information about the Company (trading symbol: ISPC to the financial community including, but not limited to, creating company profiles and media distribution.

(b)	Consultant does not make any representation about and assumes no responsibility for the response by the market, if any, to the public release of Advertising for the Company. For avoidance of doubt, Client acknowledges that Consultant assumes no responsibility for and does not make any representation, guarantee or promise that in response to the public release of Advertising for the Company, the trading volume will increase or the trading price of ISPC will rise, or in the event of a increase in trading volume or rise in price, the amount or duration of any such increase in trading volume or rise in price

(c)	Client acknowledges that Consultant carries no professional licenses. Consultant will not participate in discussions or negotiations with potential investors. Consultant will not solicit orders, make recommendations or give investment advice. Consultant will not effect transactions of securities for potential investors or anyone else. Consultant and Client agree that Consultant is not being engaged for, and is not permitted to engage in, activities that would give rise to Consultant being required to register federally or in any state or other jurisdiction as a broker or an investment advisor. If a financial intermediary expresses interest in the Company to Consultant, Consultant will refer the intermediary to the Company. In providing services under the Agreement, Consultant agrees to comply in all materials respects with all applicable U.S. securities laws. Client acknowledges and agrees that (a) it and its affiliates each have relied and will continue to rely on the advice of its own legal, regulatory, and securities law advisors for all matters and (b) neither Client nor any of its affiliates has received, or has relied upon, the advice of Consultant or any of its affiliates or their counsel regarding legal, regulatory, or securities law matters.

(d)	The Services of Consultant shall not be exclusive to Client, and Client acknowledges that Consultant will be performing similar Services for other clients and Consultant shall be free to perform Services for such other persons.

2.	Independent Contractor. Client and Consultant agree that Consultant shall perform its duties under this Agreement as an independent contractor. Nothing contained herein shall be considered as creating a relationship of agent-principal, employer-employee or joint venturers between Consultant and either Client.

3.	Compensation.

(a)	As consideration for the performance of the Services hereunder, upon the date of the execution and delivery of this Agreement, Client shall pay to Consultant the sum of Two Million Dollars ($2,000,000) by August 13, 2026 in cash via Bank Wire Transfer for providing the Services of Marketing of News Distribution during a maximum of 10 News releases during a 3 Month term starting on August 12, 2026. All fees are fully earned upon receipt and are strictly non-refundable under any circumstances, including termination, dissatisfaction, or results. Client waives any right to refund, offset, or chargeback. Client has right to cancel before any new quarter begins (client also has right to request that agreement be extended during months that no news distribution is performed)

(b)	Unless otherwise provided in this Agreement, all other services, including out-of-scope assignments, rendered by Consultant shall be subject to additional compensation under a separate agreement between Consultant and Company. Consultant shall be responsible for all out-of-pocket expenses incurred or paid in connection with its performance of the Services hereunder.

4.	Term and Termination.

(a)	The term of this Agreement shall commence on the start date and continue for a period of 3 Months of Marketing Distribution News Campaigns (the “Term”) unless otherwise extended by mutual agreement of the parties (the “Extended Term”). This Agreement may be terminated, with or without cause, by either Client or Consultant at any time by written notice to the other Party. If the Agreement is terminated by Client during the Term for any reason, Client will not be entitled to return of any of the compensation. If Client files for bankruptcy, becomes insolvent or is in material breach of this Agreement (“Cause”), Consultant may terminate the Agreement and Client will not be entitled to the return of any of the compensation. Consultant may immediately suspend or terminate Services if it believes continued performance may expose it to legal, regulatory, or reputational risk. No refund shall be owed in such event.

(b)	In the event Client elects to purchase and Consultant agrees to supply additional Services during the Term or the Extended Term of this Agreement, the terms and condition of this Agreement will apply to such additional Services.

5.	Information.

(a)	In connection with Consultant’s performance of its Services, Consultant will rely on Company’s press releases and Company’s most recent reports, if any, filed with the Securities and Exchange Commission (collectively, the “Company Information”). In this regard, Company agrees to make all filings required by the exchange act and all other applicable laws, in each case on a timely basis in accordance with such laws. Client hereby grants to Consultant the right to use the name and service marks of Company in its Services. Company will be entitled to require that certain or all materials created by Consultant in performing its Services be submitted to Company for its review and approval, such approval not to be unreasonably withheld, conditioned or delayed.

(b)	Client hereby acknowledges and agrees that, in performing its Services hereunder, Consultant will be using and relying on the Company Information without independent verification thereof. Consultant will also be under no obligation to determine whether there have been, or to investigate any changes in, such information. Consultant will be entitled to submit any materials created by Consultant to Company for its review and approval, such approval not to be unreasonably withheld, conditioned, or delayed. Client represents and warrants that that the Company Information and all information provided by Company or its affiliate or representatives to Consultant shall, at the time provided, not contain any untrue statement or material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading.

(c)	Client, by its authorization or approval of the Advertisement, represents and warrants to Consultant that, to its knowledge, the Advertisement is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. Client agrees to promptly notify Consultant upon the occurrence of any material adverse change in the business or affairs of the Company or upon the occurrence of any event which causes Client to believe that the Advertisement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

(d)	Client acknowledges that Services are promotional in nature. Consultant makes no guarantees regarding trading volume, stock price, investor interest, or financial outcomes. All market risk is borne solely by Client.

(e)	Paid Promotion Disclosure (SEC 17(b)) Consultant may include disclosures required by securities laws, including compensation disclosure. Client agrees not to restrict or alter such disclosures.

6.	Securities Laws. Client represents and warrants that the Company Information and all information provided by Company or its affiliates or representatives complies in all respects with the U.S. federal and applicable state securities laws, and are not and will not be or constitute a part of any activity that is or may be deemed to be illegal under the U.S. federal or applicable state securities laws, including, without limitation, being a part of any illegal offering, illegal pump-and-dump, illegal scalping, illegal touting schemes, or an effort to assist with a violation of any court order including, but not limited to, any order banning or limiting a person’s involvement in the securities markets.

7.	Work Product. All information and materials produced for Client shall be the property of Consultant, free and clear of all claims thereto by Client, and Client shall have no claim of authorship therein. Consultant shall retain all right, title, and interest in and to, including any intellectual property rights with respect to, any data, designs, processes, specifications, software, applications, course, code, object code, utilities, methodologies, know-how, materials, information and skills (and any derivative works, modifications and enhancements thereto) owned, acquired or developed by or for Consultant’s databases.

8.	Confidentiality. The parties agree to hold each other’s Proprietary or Confidential Information in strict confidence. “Proprietary or Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Proprietary or Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other lawful process. The parties agree not to make each other’s Proprietary or Confidential Information available in any form to any third party or to use each other’s Proprietary or Confidential Information for any purpose other than as specified in this Agreement. Each party’s Proprietary or Confidential Information shall remain the sole and exclusive property of that party. The parties agree that in the event of use or disclosure by the other party other than as specifically provided for in this Agreement, the non-disclosing party may be entitled to equitable relief. Notwithstanding termination or expiration of this Agreement, the parties acknowledge and agree that their obligations of confidentiality with respect to Proprietary or Confidential Information shall continue in effect for a total period of three (3) years from the termination date.

9.	Non-Public Material Information. Consultant acknowledges that to prepare appropriate Advertising in a timely manner it may be made aware of price sensitive or confidential information that has not been publicly disclosed yet. Consultant confirms that it is fully aware of its obligations in relation to such information and will ensure that the confidentiality of such information is maintained at all times and that it, and its employees and contractors, are all fully aware of and comply with, all appropriate securities laws and regulations in relation to insider trading and related matters.

10.	Covenant Not to Sue. Client agrees that it will not file any suit, claim, proceeding or complaint against Consultant arising out of or based on the failure of the trading volume of the stock to increase or price to rise, or to maintain any increase in trading volume or rise in stock price as may be occur, as a result of or in response to the public release of Advertising for the Company or Consultant’s provision of services under this Agreement.

11.	Limitation of Liability. Consultant shall not be liable to Client or any other person for any damages in connection with the provision of services under the Agreement, whether because of Consultant’s negligence or otherwise, and regardless of the form of action, except in the event of Consultant’s deliberate fault or gross negligence. Nevertheless, regardless of the form of action, whether in contract, tort or otherwise, Consultant shall not be liable to Client for any lost profits, business interruption, or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of or relating to this Agreement, nor shall Consultant’s aggregate liability for any damages arising out of this Agreement exceed the compensation paid by Client to Consultant.

12.	Indemnification. Client shall indemnify and hold Consultant harmless from and against any and all actions, claims, investigations (including but not limited to any formal or informal investigations brought by any state or federal regulator and any subpoenas or requests for documents, information or testimony issued in connection therewith), liabilities, losses, or damages arising from the preparation, presentation or dissemination of any Advertising covered by this Agreement including, but limited to, the costs of defense and attorneys’ fees. You will also indemnify Consultant from and against all losses, expenses (including costs and attorneys’ fees) and all manner of actions, claims and judgments sustained by or made against Consultant in connection with your use or misuse of the Service, any medium used with the Service, violation of this Agreement, or based upon any alleged violation of any statute, ordinance, code, or regulation.

13.	Notices. Any notice or other communication required or permitted to be given to either party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) via electronic communication (i.e., e-mail) or (d) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth (5) day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of Service if served personally or (iii) on the business day after delivery to an overnight courier service or by sending of an electronic communication, provided the notifying party specifies next day delivery and receipt of delivery has been confirmed:

If to the Client:

Email:

If to Consultant:

IR Agency LLC

23 Downing Street, Newark NJ 07105

E-mail: [*]

14.	Waiver of Breach. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

15.	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, which will not be delayed or withheld unreasonably; provided that Client shall not be required to consent to any assignment by Consultant of its cash and compensation payable pursuant to this Agreement. Any assignment without such consent, when required, shall have no legal validity; subject to the foregoing, this Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

16.	Governing Law and Jurisdiction. All disputes shall be resolved by binding arbitration administered by the AAA in New Jersey. The parties waive any right to trial by jury and agree no class actions may be brought.

17.	Entire Agreement. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior proposals, understandings, agreements or representations by or between the parties, written or oral. Client acknowledges it has not relied on any statements or representations outside of this Agreement.

18.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by any court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing through an amendment of this Agreement and signed by the parties hereto.

20.	Acceptance. Please confirm that the foregoing is in accordance with Company’s understanding by signing and returning this Agreement, which will thereupon constitute a binding Agreement between the Company and IR Agency, LLC as of the date of your execution. The undersigned officers of IR Agency, LLC and Company represent that they have the authority to bind IR Agency and Company, respectively. This Agreement may be executed in counterparts and with electronic or facsimile signatures.

IR Agency LLC

By:	/s/ Rafael Pereira

Print Name: Rafael Pereira

By:	/s/ Katharyn Field

Print Name: iSpecimen Inc.

Position: Chief Executive Officer

Date: August 12, 2026

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